Exhibit 10.22C
Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked
“[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
AMENDMENT NO. 5 TO MASTER SERVICES AGREEMENT
          This Amendment No. 5 to the Master Services Agreement (“Amendment”) dated as of March 13th, 2008 the “Execution Date” is by and between Textron Inc. (“Textron”), a Delaware corporation, having a principal place of business at 40 Westminster Street, Providence, Rhode Island 02903-2596 and Computer Sciences Corporation (“CSC”), a Nevada corporation, having a principal place of business at 2100 E. Grand Avenue, El Segundo, California 90245.
          WHEREAS, Textron and CSC are parties to that certain Master Services Agreement, dated October 27, 2004 (the “MSA”), which has been given the contract number TXT2004-0020, and
          WHEREAS, Textron and CSC (collectively, the “Parties” and each, a “Party”) desire to amend the Agreement, pursuant to Section 25.8 of the MSA, as herein provided.
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
I.	Changes to the Master Services Agreement
A.	MSA Section 6.1.5 is added to the MSA as follows:

“6.1.5 — The following time periods are applicable for the events described below:

(a) If CSC fails to invoice Textron for any amount for Services other than telecommunication related Services within [***] after the month in which the Services in question are rendered (the “Cutoff Period”), CSC shall waive any right it may otherwise have to invoice for and collect such amount. If the Parties agree to delay invoicing for any reason, the Cutoff Period will commence on the day when CSC is entitled to invoice.

(b) To the extent Textron fails to dispute an invoice via an email properly addressed and sent to the applicable CSC Account Executive during the applicable Cutoff Period, which email shall specify in reasonable detail the amounts in dispute and the basis for the dispute, whether the dispute is due to asserted computational error, entitlement to Service Credits (as that term is used in Schedule A of the MSA) or otherwise, Textron shall waive any right it may otherwise have to dispute the invoice or otherwise be entitled to Service Credits or other offsets, credits, or reductions. It is the intent of the Parties that the Invoice Dispute Log and associated processes shall continue in use as a mechanism to address disputes.

(c) The foregoing (a) and (b) shall also apply to telecommunication related Services, except that the Cutoff Period shall be [***] reduced to [***] for telecommunication related Services rendered after July 1, 2008.

Textron	Proprietary and Confidential	CSC

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(d) If a Cutoff Period would otherwise expire without Textron having a minimum of [***] after the receipt of an invoice to dispute the invoice, the applicable Cutoff Period related to that invoice shall be extended solely for the purpose of providing Textron with such [***] after the receipt of an invoice to email the applicable CSC Account Executive with any dispute using the procedure set forth in this Amendment.

(e) Cutoff Periods shall not be applicable to invoicing for any amounts agreed to be paid under a letter agreement between the Parties dated March 13, 2008.

(f) CSC’s right to invoice within the applicable Cutoff Period shall apply to Services rendered prior to the Effective Date of this Agreement provided the Services rendered are within the applicable Cutoff Period, except no Cutoff Period shall be applicable to those items in subsection (e) of this Section 6.1.5.

(g) This Section 6.1.5 shall not apply to Pass-Through Expenses or any other charges, fees or expenses which are invoiced by a third party and are not invoiced by CSC. In the event CSC pays a third party for such Expenses, the Parties agree that CSC shall seek reimbursement from Textron via invoice within the applicable Cutoff Period as outlined in this Section and the provisions and limitations of this Section shall apply. For purpose of the preceding sentence, the Cutoff Period will be [***] from the date that CSC pays such third party, reduced to [***] after [***].

(j) Not withstanding the foregoing, the provisions of Section 6.5 regarding either Parties’ rights to refunds and credits or other rebates from a Third Party for goods or services previously paid for by that Party (including Pass-Through Expenses) shall remain unchanged.”
B.	MSA Section 6.5 is hereby modified to read as follows:
“6.5.1	If CSC receives a refund, credit or other rebate from a Third Party for goods or services previously paid for by Textron (including Pass-Through Expenses), CSC shall promptly notify Textron of such refund, credit or rebate and shall pay the full amount of such refund, credit or rebate, as the case may be, to Textron within sixty (60) days of CSC receiving such refund, credit or other rebate from the Third Party.

6.5.2	If Textron receives a refund, credit or other rebate from a Third Party for goods or services previously paid for by CSC (including Pass-Through Expenses, Textron shall promptly notify CSC of such refund, credit or rebate and shall pay the full amount of such refund, credit or rebate, as the case may be, to CSC within sixty (60) days of Textron receiving such refund, credit, or other rebate from the Third Party.”

Textron	Proprietary and Confidential	CSC

II.	Certification
A.	CSC will provide Textron with a quarterly Financial Controls certification as follows:

“CSC certifies that it has instituted controls designed to provide processes which support financial transactions between CSC and Textron which meet all CSC’s obligations with respect thereto under this Agreement, that these are in effect, and there are no known instance of noncompliance with financial controls that have a significant or material impact on Textron.”
III.	Miscellaneous
A.	Defined Terms. All capitalized terms which are used but not otherwise defined herein shall have the meanings set forth in the Agreement.

B.	Other Provisions Unchanged. This Amendment No. 5 supersedes all prior agreements, oral or written, related to the subject matter hereof. This Amendment No. 5 may not be modified except as agreed in writing by the Parties as a duly executed modification to the Agreement. Except as specifically amended hereby, all other provisions of the Agreement shall remain in full force and effect.

C.	References/Incorporation. All references in the MSA and Amendments to “this Agreement”, “herein”, “hereof” and words of similar import shall be deemed to refer to the entire Agreement as amended by this Amendment No. 5. This Amendment No. 5 is hereby incorporated into, and is made a part of, the Agreement. This Amendment No. 5 is subject to, and shall be governed by, all the terms and conditions of the Agreement, except to the extent such terms are expressly modified by this Amendment No. 5. In the event of a conflict or inconsistency between the terms of the Agreement and those of this Amendment No. 5, the latter shall govern.

D.	Effective Date. This Amendment No. 5 shall be effective as of January 1, 2008.
          IN WITNESS WHEREOF, the parties hereto have, through duly authorized officials, executed this Amendment No. 5 as of the Execution Date.

Textron, Inc.		Computer Sciences Corporation

By:	/s/ Gary Cantrell	By:	/s/ Joseph P. Doherty
Gary Cantrell		Joseph P. Doherty
Vice President and Chief Information Officer		President, Americas Outsourcing
Textron Information Services		Computer Sciences Corporation

Textron	Proprietary and Confidential	CSC

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